UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 333-148657

WIFIMED HOLDINGS COMPANY, INC.
(Exact name of Registrant as specified in its charter)

2000 RiverEdge Pkwy
Suite GL100A
Atlanta, GA 30067
(770) 919-7220
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

 (Title of each class of securities covered by this Form)
COMMON STOCK, $.0001 PAR VALUE PER SHARE

(Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☒
Rule 12h-3(b)(1)(i)	☐
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:   200

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, WiFiMed Holdings Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

WIFIMED HOLDINGS COMPANY, INC.
(Registrant)

May 18. 2009	By: /s/ Gregory D. Vacca
Gregory D. Vacca
President and CEO